Exhibit 99(a)

JOINT NEWS RELEASE

Cleveland-Cliffs and Alpha Natural Resources to Merge, Creating Cliffs

Natural Resources, a Leading Diversified Mining and Natural

Resources Company

•	Dramatically Increased Size and Scale

•	Equity Purchase Price of Approximately $10 Billion or $128 Per Alpha Share

•	Pro Forma Enterprise Value of Over $22 Billion

CLEVELAND and ABINGDON, Va. – July 16, 2008 – Cleveland-Cliffs Inc (NYSE: CLF) and Alpha Natural Resources, Inc. (NYSE: ANR) today announced that each company’s Board of Directors has approved a definitive merger agreement under which Cleveland-Cliffs will acquire all outstanding shares of Alpha in a cash and stock transaction valued at approximately $10 billion.

Under the terms of the agreement, for each share of Alpha common stock, Alpha stockholders would receive 0.95 Cleveland-Cliffs common shares and $22.23 in cash. Based on Cleveland-Cliffs’ closing stock price on July 15, 2008, Alpha stockholders would receive $128.12 per share, which represents a premium of 35% to Alpha’s closing stock price on July 15, 2008.

The combined company, which will be renamed Cliffs Natural Resources, will become one of the largest U.S. mining companies and be positioned as a leading diversified mining and natural resources company. Cliffs Natural Resources’ mine portfolio will include nine iron ore facilities and more than 60 coal mines located across North America, South America and Australia. The company’s significant position in both iron ore and metallurgical coal will make it a major supplier to the global steel industry, as well as provide a platform for further diversification both geographically and in terms of the mineral and resource products it sells.

Upon the transaction’s close, Cliffs Natural Resources would have estimated combined pro forma 2008 revenue of nearly $6.5 billion and EBITDA of $1.9 billion. The company’s estimated 2009 revenue would reach $10 billion with estimated EBITDA of $4.7 billion.

Joseph A. Carrabba, Cleveland-Cliffs’ chairman, president and chief executive officer, said, “Today’s announcement represents a significant strategic milestone for both companies. Cliffs Natural Resources will be positioned as a diversified natural resources company with significant holdings in a variety of important minerals. By combining our companies’ complementary operations and management capabilities, we will be well positioned to meet the world’s increasing demand for raw materials. Since its inception in 2002, Alpha has been highly respected for its industry leading expertise around both the operation and acquisition/integration of coal properties, and we are confident our two management teams and more than 8,900 employees will achieve great things together.”

Michael J. Quillen, Alpha’s chairman and chief executive officer, said, “Together, Alpha and Cleveland-Cliffs will have the size, the management depth and the mining expertise to compete on the global stage as demand for raw materials continues to increase around the world. This transaction is financially compelling for Alpha’s stockholders, who will benefit from enhanced value today alongside growth opportunities in the future. We look forward to working together with Joe Carrabba and the Cleveland-Cliffs management team to realize the substantial opportunities that this combination presents.”

STRATEGIC AND FINANCIAL BENEFITS OF THE COMBINATION

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Enhanced size and scale. The combined company’s enhanced size and scale will enable it to efficiently offer a broad portfolio of various iron ore and metallurgical coal types to meet the growing needs of world steel producers. Cliffs Natural Resources will have a reserve base of approximately one billion tons of iron ore and approximately one billion tons of metallurgical and thermal coal. The company anticipates having an annual sales volume in excess of 30 million tons of iron ore and nearly 18 million tons of metallurgical coal, making it one of the largest suppliers to the world’s steel industry.

•

Robust platform for growth and diverse business mix. The combined company will have a more diverse revenue stream and will be well-positioned to continue its aggressive growth. In addition to leading positions in iron ore and metallurgical coal, the company will also ship approximately 17 million tons of thermal coal, which is used primarily for electricity generation by utility companies.

•

Shared cultural commitment to integrity, safety and the environment. Both Cleveland-Cliffs and Alpha share the same core values of protecting the occupational health and welfare of every employee by designing and implementing best-in-class safety standards and practices in the workplace. Equally importantly, both companies recognize that the processing of the earth’s mineral resources must be accomplished in a socially responsible manner.

•

Strong financial position. The combined company is expected to have a strong credit profile. Year-end 2008 pro forma leverage is expected to be 1.2x EBITDA. The company expects to generate substantial free cash flow, enabling significant debt reduction and supporting future growth. In 2009, the transaction is expected to be accretive to current analyst expectations for Cleveland-Cliffs.

•

Operating synergies. Cliffs Natural Resources expects to realize annual synergies of at least $200 million beginning in 2010, with the majority being achieved through enhanced coal processing and blending efficiencies along with elimination of duplicative administrative expenses associated with two public companies.

TRANSACTION TERMS

Under the terms of the transaction, Cleveland-Cliffs will acquire all of the outstanding common shares of Alpha Natural Resources for aggregate consideration of approximately $10 billion. For each share of Alpha common stock, Alpha stockholders would receive 0.95 Cleveland-Cliffs common shares and $22.23 in cash.

The aggregate consideration comprises $1.7 billion in cash and approximately 71 million new shares of Cleveland-Cliffs common stock. JPMorgan Chase Bank, N.A. is providing an underwriting commitment for up to $1.9 billion which will be used to finance the transaction. The combined company expects to generate strong operating cash flow which it will use to pay down debt. Upon completion of the transaction, Alpha stockholders would own approximately 40% of the combined company and Cleveland-Cliffs shareholders would own approximately 60%.

BOARD, MANAGEMENT AND ORGANIZATIONAL STRUCTURE

Following the close of the transaction, Cleveland-Cliffs’ Board of Directors will be expanded by two seats to be filled by two current Alpha Natural Resources directors, Michael Quillen and Glenn Eisenberg. Joseph Carrabba will serve as Chairman and Chief Executive Officer of the combined company, and Michael Quillen will serve as non-executive Vice Chairman.

Cliffs Natural Resources will have two operating divisions - Iron Ore and Coal. Kevin Crutchfield, currently president of Alpha Natural Resources, will become president of the combined company’s coal businesses. Donald Gallagher, currently Cleveland-Cliffs’ president, North American Business Unit, will become president of the combined company’s iron ore businesses. Cleveland-Cliffs’ executive vice president and chief financial officer, Laurie Brlas, will remain chief financial officer of the combined company.

Cliffs Natural Resources’ world headquarters will be located in Cleveland. The iron ore business will operate from Cleveland and the coal business from Abingdon, Va.

APPROVALS AND TIMING

The transaction is subject to approval by Cleveland-Cliffs and Alpha shareholders, as well as the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is expected to close by the end of 2008.

ADVISORS

J.P. Morgan Securities Inc. acted as financial advisor to Cleveland-Cliffs Inc and Jones Day acted as legal counsel. Citi acted as financial advisor to Alpha Natural Resources, and Cleary Gottlieb Steen & Hamilton LLP acted as legal counsel.

CONFERENCE CALL AND WEBCAST

Cleveland-Cliffs and Alpha executive management will host a conference call today at 9 a.m. ET to discuss the transaction. Interested participants may listen to the call by dialing 888-424-9906 (for callers within the U.S.) or 647-427-3417 (for international callers) and referencing code 56226513 approximately 15 minutes prior to the call. The webcast and accompanying slides can be accessed at www.cleveland-cliffs.com or www.alphanr.com.

ABOUT CLEVELAND-CLIFFS INC

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 85% of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

ABOUT ALPHA NATURAL RESOURCES

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to the steel industry, electric utilities and other industries. Approximately 89% of the company’s reserve base is high Btu coal and 82% is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 57 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding expected synergies resulting from the merger of Cleveland-Cliffs and Alpha, combined operating and financial data, the combined company’s plans, objectives, expectations and intentions and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond the combined company’s control; environmental laws, including those directly affecting coal mining production, and those affecting customers’ coal usage; competition in coal markets; railroad, barge, truck and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; the combined company’s assumptions concerning economically recoverable coal reserve estimates; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of Cleveland-Cliffs and Alpha and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Cleveland-Cliffs’ and Alpha’s respective reports filed with the SEC, including each of Cleveland-Cliffs’ and Alpha’s annual report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended March 31, 2008, as such reports may have been amended. This document speaks only as of its date, and Cleveland-Cliffs and Alpha each disclaims any duty to update the information herein.

Additional Information and Where to Find It

In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. CLEVELAND-CLIFFS AND ALPHA SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to shareholders of Cleveland-Cliffs and shareholders of Alpha. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Cleveland-Cliffs Inc, Investor Relations, 1100 Superior Avenue, Cleveland, Ohio 44114-2544, or call (216) 694-5700, or from Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, attention: Investor Relations, or call (276) 619-4410.

Participants In Solicitation

Cleveland-Cliffs and Alpha and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Cleveland-Cliffs’ participants is set forth in the proxy statement dated March 26, 2008, for Cleveland-Cliffs’ 2008 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning Alpha’ participants is set forth in the proxy statement, dated April 2, 2008, for Alpha’s 2008 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Cleveland-Cliffs and Alpha in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Contact Information:

Steve Baisden	Ted Pile
Director, Investor Relations and Corporate Communications	Vice President-Communications & Corporate Affairs
Cleveland-Cliffs Inc	Alpha Natural Resources Inc.
216/694-5280	276/623-2920
srbaisden@cleveland-cliffs.com	tpile@alphanr.com

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